Exhibit 10.7

                         JOINT SCHOOL-RUNNING AGREEMENT

Party A: Education Bureau of Shimian County, Ya'an City, Sichuan Province

Party B: Changsha Huanqiu Vocational Secondary School

For the purposes of further fulfilling the Decision Concerning Further Implementation of Reform and Development of Vocational Education promulgated by the State Council, further strengthening one-to-one aiding and assistance of vocational education, accelerating the development of county economy, strengthening and magnifying the brand of vocational education, after sufficient consultations, Party A (Education Bureau of Shimian County, Ya'an City, Sichuan Province) and Party B (Changsha Huanqiu Vocational Secondary School) make and enter into this agreement concerning school running cooperation, as follows:

I. Objective of school running cooperation: to strengthen the management of school, to increase students' professional skills, to properly settle the problem of employment of graduates, to enlarge the scale of the school and to make the school to become a place where parents are satisfied, students become talents and the government feels assured.

II. Management Method of School: the Principal shall be appointed by Party B and be responsible for the whole work of the school, assuming by law the duties as the principal. Party A will appoint a Vice-principal to participate in the management of the school.

III. Type of School running cooperation: sponsored by the government and funded by private capital.

IV. Term of Cooperation: 15 years, from Jan 23rd 2006 to July 30th 2021. When the term expires, Party A and Party B shall liquidate the school and finish the handing-over of the school, and then their rights and obligations shall terminate.

V. Duties to be Fulfilled and Rights to be Enjoyed by Party A and Party B

(I) Land use right and attachments (such as classroom buildings, office buildings, teacher's dormitories, student's domitories and its teaching equipments and facilities) are owned by Party A; After Party A and Party B jointly establish the school, newly-built education and teaching rooms, equipments and facilities shall become owned by Party A after the term expires. Party B shall hand over the schoolhouses, equipments and facilities, save and sound, to Party A after the term expires.

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(II) Party A's Duties and Rights

1. The wage of Party A's teachers and staff members continuing to be employed by Party B (including retired veteran cadres and retired persons) shall be paid by Party A on a monthly basis. If Shimian's public teachers haven't gone through the formalities of the State's insurance, then such insurance will not be provided; If such insurance is required, then Party A shall take the responsibility.

2. As to Party A's regular enlisted staff members dismissed by Party B by reason of the work, Party A shall be responsible for their proper arrangement and the operations of the school shall not be affected due to such dismissal.

3. As Party B enlarges the scale of the school, Party A shall be responsible for free allocation of the land and going through the formalities of land use right. Newly-built and enlarged houses will be equally treated pursuant to the government's policy concerning public education investment and construction projects, and Party A shall coordinate and settle the disputes in the course of the construction.

4. During the operations of the school, Party B will enjoy the policies concerning preferential tax and exemption equivalent to public schools.

5. Positively optimize the environment of the school (including the requirement that netcafes, KTV, poolrooms shall not be established within 200 meters from the school and the requirement that vendors shall not set their stands, etc.)

6. Make the enrollment policy: Teaching staff members of the county are strictly prohibited to introduce students to schools in other regions, and the review, approval and filing system concerning enrollment of schools in other regions will be implemented.

7. Within the term of ageement, in principle Party A will not review and approve new vocational education schools and similar schools.

8. Party A shall enjoy the ownership and supervision power over the school's assets.

9. During the term of agreement, all the policy-based funds Party A applies for and obtains from the superior authorities shall be used for school running cooperation, but not belonging to Party B's investment.

10. Party A shall be responsible for settle the creditor's rights, debts, handing-down problems of Shimian Vocational High School before the cooperation.

11. Where the number of enrolled students is less than 400 after joint establishment, Party A guarantees the filing wage of current 25 teaching staff

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members (not including retired veteran cadres and retired persons).  After that, the filing wage of 4 teachers will be allocated for each 100 additional students, up to 78 teachers in total. The sum of the wage shall be calculated pursuant to the filing wage of teaching staff members having equivalent conditions (careers), and the staff members required will be recruited by Party
B. Labor dispute arising therefrom will be settled by law by Party B. When the agreement expires, the Employment Agreements concerning the staff members recruited by Party B shall be discharged.

12. Party A will provide, free of charge, the schoolhouses, school premises, equipments and facilities to Party B for teaching purpose, and Party B shall not sublease, onlend, charge, mortgage and dispose them.

(III) Party B's Duties and Rights

1. Achieve the objective of school running cooperation jointly determined by Party A and Party B.

2. Enjoy the right of independent operations and management and the right of accrual and distribution of operational funds.

3. Accept Party A's unified management, supervision and business instructions.

4. Party B has the right to use the school premises, houses, equipments and facilities of Shimian Vocational High School.

5. Party B will enjoy the right to independently employ teaching staff members. However, as to the teaching staff members of Shimian Vocational High School subject to Party B, they will continue to be employed for the first year, and after the first year, if Party B want to dismiss any teaching staff members unsuitable for their job, then the number of teaching staff members provided by Party A and dismissed by Party B each year shall not exceed 3% of the total number, and the teaching staff members dismissed shall be properly arranged by Party A. Party B shall be fully responsible for assessing the teaching staff members recruited on a semester or annual basis.

6. Party B shall enjoy the right to independently operate the school granted by the State, to implement various vocational education policies of the State, and assume corresponding legal responsibilities.

7. Party B warrants that the welfare of Party A's teaching staff members continuing to be employed isn't lower than the average welfare level of Party A's teaching staff members of former Shimian Vocational High School, and warrants the legal rights and benefits of teaching staff members. With gradual

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expansion  of the scale of the school,  the welfare  and  treatment  of teaching staff members shall also gradually increase in a direct proportion.

8. Party B shall be responsible for recommending qualified students to be employed and warrant the employment rate reaches 95% with two-year track management.

9. Party B shall be responsible for the creditor's rights and debts accrued during the cooperation.

10. Party B shall be responsible for the safety of the school during the cooperation and strengthen the management of the students and safety education, preventing injury accidents suffered by the students. If any injury accidents for which the school shall be responsible takes place, Party B shall assume 99% of the responsibility, and Party A assumes 1%.

11. Party B will continue to fulfill the duties of current vocational education training center and shall do well the training of immigrant workers, re-employment and other government-required training as required by Party A, and these trainings shall be charged based on the costs and accept Party A's instructions.

12. During the cooperation, Party B invests a total sum of more than RMB 10 million for establishment of the school, and in 2006, the project of comprehensive building was initiated and corresponding equipments and facilities are perfected. When the school's hardward facilities and scale of school reach the conditions of the Province's key vocational high school, the school shall be upgraded.

VI. Scale of School

1. The school plans to newly recruit vocational school students of 300 in 2006, 400 in 2007 and 500 in 2008.

2. After 2008, the number of students studying in the school is more than 1,200.

VII. Charge Standard

1. The charge standard will be determined by Party B pursuant to relevant policies, school costs and combining with actual income status of local residents, and will be reported to price authorities for review and approval.

2. The old charge standard applies to old students, and the new charge standard applies to new students.

VIII. Liability for Breach of Contract

In case Party A and Party B breach the terms and conditions of this Agreement, the defaulting party shall pay RMB 300 thousand to the other party as the penalty for breach of contract.

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IX. Settlement of Disputes

Any dispute arising from the implementation of this Ageement, Party A and Party B shall settle it through friendly consultations. In case such consultations fail, the People's Court at Party A's location will govern the dispute.

X. Supplemental Rules

1. Appendix of this Agreement: Filing wage schedule of Shimian Vocational High School, relevant insurance schedules stipulated by the State, current welfare conditions, total schedules of school assets, muster rolls of teaching staff members, school operations certificates, legal person qualifications certificates are all the integral parts of this Agreement and have equal legal effects of this Agreement.

2. This Agreement will become effective after Party A and Party B set their hands and seal.

Party A: Education Bureau of Shimian County, Ya'an City, Sichuan Province

Legal Person: Jianping Jiang

Party B: Changsha Huanqiu Vocational Secondary School

Legal Person: Guangwen He

January 23rd 2006


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